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                                                                     EXHIBIT 4.3

                    AMENDMENT TO THE 1994 STOCK OPTION PLAN

Add the following parenthetical to Section 6(c)(i)(2):

     "(including shares to be acquired upon exercise of an option)"

so that the section reads:

     "by tender to the Company of shares of the Company's stock (including shares to be acquired upon exercise of an option) owned by the Optionee having a fair market value, as determined by the..."


                            Secretary's Certificate
                            -----------------------

  I, Thomas M. Handschiegel, certify that I am the corporate secretary of Medjet Inc., a Delaware corporation, and that as such I am authorized to execute this certificate on behalf of the Company, and do further certify that attached hereto is an amendment to the 1994 Stock Option Plan duly adopted by the Board of Directors at a meeting held on June 10, 1999, which amendment has not been amended, modified, or rescinded and remains in full force and effect.

Dated: June 11, 1999            /s/ Thomas M. Handschiegel
                              ---------------------------------
                              Thomas M. Handschiegel
                              Secretary